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     Exhibit 10.4(c)
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1998 Management Bonus Plan

Under the 1998 Management Bonus Plan, key employees of the Company (including executive officers of the Company) may be entitled to receive amounts ranging from 5% to 70% of their base pay, in the form of cash bonuses. Payment of bonuses will depend upon achievement of annual incentive plan operating targets relating to corporate and divisional revenue and profitability goals.